LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT dated this 30 th day of September, 2009,

BETWEEN:

PNI DIGITAL MEDIA INC., a company having an office at Suite 590, 425 Carrall Street, Vancouver, British Columbia, Canada, V6B 6E3 hereinafter called "PNI")

\- and –

RETAIL IMAGING MANAGEMENT GROUP L.L.C. a company having an office at 5208 NE 122nd Ave, Portland, Oregon 97230 (hereinafter called "RIMG")

WHEREAS PNI is:

- the developer and owner of a proprietary Internet based digital imaging network solution for the upload and distribution of digital images for printing of photographs or other products ("System")
- the developer and designer of software that is capable of being used in conjunction with photo kiosks to facilitate the upload and distribution of digital images for printing of photographs and other products ("Kiosk Software") ;

AND WHEREAS RIMG wishes to be appointed PNI's non-exclusive distributor to distribute and sub-licence such Kiosk Software and System together with support and maintenance services thereon;

NOW THEREFORE in consideration of the premises, the mutual covenants contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. Appointment. PNI hereby appoints and RIMG hereby agrees to act as the non-exclusive distributor of PNI to distribute and sub-licence such Kiosk Software and System on the terms and conditions hereinafter contained.

Territory: North America

2. Distribution and sub-licensing.

a) PNI hereby grants to RIMG a non-exclusive licence to reproduce, distribute and sub-licence the System and Kiosk Software on the terms and conditions set out in this agreement.

b) If it has not done so prior to the date hereof, the Company shall, within 5 days after the execution of this Agreement, provide RIMG with a master copy of the Kiosk Software (in machine-readable form). Thereafter, PNI will provide RIMG promptly with master copies, suitable for reproduction, of any new versions of the Kiosk Software in the event that any releases are made including modifications, enhancements or replacements and/or additions to the Kiosk Software.

c) Except as otherwise agreed between the parties, RIMG shall only make such number of copies of the Kiosk Software as are necessary to satisfy its obligations pursuant to each and every End-User Agreement

which it enters into from time to time and a reasonable number of copies for demonstration, support and training purposes.

d) RIMG shall, at all time take all reasonable care of any copies of the Kiosk Software which is from time to time in its possession or under its control.

e) RIMG may resell the System to PNI approved customers only. This approval will be delivered in writing by PNI upon the request of RIMG.

3. System Setup, Maintenance and Management

PhotoChannel shall design, host and operate the System subject to the following conditions:

a) PNI represents and warrants that the System will perform the functions set out in, in the manner and to the standards provided in, Schedule A. Additional features that are not listed in Schedule A may be proposed to RIMG by PNI from time to time and if RIMG deems them appropriate to be added to the RIMG distributed sites. A schedule will be delivered for each item after appropriate sign off on a scope of work and budget to complete has been executed by both parties. PhotoChannel shall promptly correct any errors, malfunctions or defects with the System.

b) RIMG shall have the right to pre-approve the design, layout, content and look and feel of any distributed System implementations and any changes thereto.

c) As between the consumer and PNI, PNI's Terms and Conditions of Use and Privacy Policy shall apply to the System, subject to RIMG's approval. Changes will not be made to such Terms and Conditions or Privacy Policy without the prior written consent of RIMG.

d) RIMG will provide and arrange for link from the RIMG retailers' website to the System, which may or may not have a retailer jump page. The form and content of the jump page will be in RIMG's discretion or the link will land the consumer directly on the PNI delivered site.

e) RIMG controls all pricing for any products or services sold through the System.

f) PNI and RIMG will jointly manage third party production vendors however RIMG will own the billing relationship.

4. Demonstrations. RIMG shall be entitled to use the Kiosk Software for the purpose of demonstrating it to prospective licensees.

5. Support, Maintenance and Training. PNI shall promptly and competently provide the support, maintenance and training services provided for in Schedule B.

6. Fees, Billing and Payments. RIMG shall make the payments set out in, and on the terms provided in, Schedule B and Schedule C. Fees charged by PNI to RIMG may be amended from time to time subject to agreement by both PNI and RIMG. Any amendments to agreed upon fees and related support, maintenance and training obligations of PNI will be documented on a Fee Amendment Schedule.

7. Project Co-ordinators. Each party shall designate a project co-ordinator to deal with the day-to-day matters arising under this Agreement. These individuals will, on behalf of their respective employers, co-ordinate the provision of the products and services contemplated herein, including installation, acceptance, operation, maintenance and support.

8. **Access To Facilities**. RIMG shall at all reasonable times give PNI and its employees, independent contractors and agents sufficient access to the RIMG premises and assets of RIMG as is necessary to permit PNI to fulfil its obligations under this Agreement. At all times while upon any premises of RIMG, PNI's employees, independent contractors, and agents shall observe all rules which RIMG may prescribe in writing, including RIMG's then-current computer access rules and policies.

9. **Term**. This Agreement shall commence from the date of execution of this agreement and continue in effect for a term of three (3) years (the "**Initial Term**"). This Agreement shall be automatically renewed for one (1) year periods (each such period, a "**Renewal Term**") unless written notice is provided by either party not less than ninety (90) days prior to the end of the Term or the then current Renewal Term (the Initial Term and any and all Renewal Terms, as the case may be, are collectively referred to herein as the "**Term**").

10. **Confidentiality**. Each party agrees that the Confidential Information of the other party will be held in confidence to the same extent and the same manner as each party protects its own Confidential Information, but each party agrees that in no event will less than reasonable care be used. Each party shall, however, be permitted to disclose relevant aspects of such Confidential Information to its officers, employees, and consultants on a need-to-know basis, provided that they have undertaken to protect the Confidential Information to the same extent as required under this Agreement. Each party agrees to use all reasonable steps to ensure that the other party's Confidential Information received under this Agreement is not disclosed in violation of this Section 8. Without limiting the generality of the foregoing, PNI acknowledges that any information from or relating to RIMG's customers including, without limitation, customer names, addresses, lists and image files (collectively, "Customer Information") is RIMG's Confidential Information. Customer Information collected by or submitted to PNI by RIMG or its customers pursuant to this Agreement is not subject to the exceptions in clauses 8(b) and (d) below simply because customers share Customer Information with PNI as part of the services offered through the Branded Site and related customer service. Further, all sales related information, including, without limitation, number of orders processed, number of prints processed and prints per order processed, and other such sales information, whether generated on the Branded Site or otherwise (collectively, "Sales Information") is RIMG's Confidential Information. Each party agrees not to use the Confidential Information of the other party other than in the performance of its obligations under this Agreement and only in accordance with applicable law including privacy legislation. The terms of this Agreement shall be deemed Confidential Information and shall not be disclosed by either party to any third party without the other party's prior written consent. The obligations set forth in this Section 8 do not apply if and to the extent the party receiving Confidential Information ("Receiving party") establishes that:

(a) the information disclosed to the Receiving party was already known to the Receiving party, without obligation to keep it confidential;

(b) the Receiving party received the information in good faith from a third party lawfully in possession thereof without obligation to keep such information confidential;

(c) the information was publicly known at the time of its receipt by the Receiving party or has become publicly known other than by a breach of this Agreement;

(d) the information is independently developed by the Receiving party without use of the other party's Confidential Information; or

(e) the information is required to be disclosed by applicable statute or regulation or by judicial or administrative process; provided that, in the case of (a) through (e) above, such circumstances are demonstrated with written evidence thereof and that, in the case of (e) above, the Receiving party will use reasonable efforts under the circumstances to notify the other party of such requirements so

as to provide such party the opportunity to obtain such protective orders or other relief as the compelling court or other entity may grant.

11. Intellectual Property Rights.

(a) PNI's Intellectual Property. PNI hereby grants RIMG a non-exclusive license to use during the Term and any renewal term, if any, all copyrighted material, trademarks, inventions and all other industrial or intellectual property rights (collectively, "PNI's Intellectual Property") forming part of or necessary to use the System and the Kiosk Software. Except as set forth in this Section 9, RIMG acknowledges that pursuant to this Agreement it is not acquiring any interest in or right to use any of PNI's Intellectual Property.

(b) Unauthorized Use of Intellectual Property. RIMG shall notify PNI immediately if it becomes aware of any unathorized use of either the System or the Kiosk Software or any of the intellectual property rights therein or relating thereto and will assist PNI (at PNI's expense) in taking all reasonable steps to defend PNI's rights therein.

(c) RIMG shall not use, reproduce or deal in the Kiosk Software or any copies thereof except as expressly permitted by this Agreement.

(d) The provisions of this clause shall survive the termination of this agreement.

12. Termination. A party shall be entitled to terminate this Agreement if:

(a) the other party makes a general assignment for the benefit of its creditors or a proposal or arrangement under the *Bankruptcy and Insolvency Act* or any successor legislation ("the Act"), if a petition is filed against the other party under the Act, if the other party is declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed, either privately or judicially, of or for the other party or if the other party shall commit an act of bankruptcy or propose a compromise, arrangement or otherwise have recourse to any law for the protection of debtors; or

(b) if the other party fails to fulfil any of its obligations hereunder and does not cure such failure, to the reasonable satisfaction of the non-breaching party, within thirty (30) days after receiving written notice of such failure.

Upon any termination or expiration of this Agreement, PNI shall immediately return to RIMG (i) all Customer and Sales Information (at RIMG's sole expense), including the digital images, or certify destruction of same, upon RIMG's written request, and (ii) all outstanding orders, if any, in its possession.

132. Harmful Components. PNI represents and warrants that any and all software, hardware or data it provides to RIMG will not contain any program, routine, device or other undisclosed feature, including without limitation, a so-called time bomb, virus, software lock, drop dead device, malicious logic, worm, Trojan horse or trap or back door, or other harmful device which is designed to delete, disable, deactivate, provide unauthorized access, interfere with or otherwise harm any software, program, data, device, system or service, or which is intended to provide unauthorized access or to produce unauthorized modifications.

14. Indemnification. PNI shall hold harmless, defend and indemnify RIMG and its affiliates (and their respective employees, directors and representatives) against any and all claims, actions, proceedings and suits and any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys' fees and other litigation expenses) incurred by RIMG, arising out of or relating to:

(a) any actual or alleged infringement or misappropriation of the intellectual property rights of any person or entity by (i) the System (including, but not limited to, patents, hardware and software), or (ii) any services provided on the Branded Site by PNI or its employees, representatives or agents;

(b) any actual or alleged violation by PNI of any law, statute or ordinance or any administrative order, rule or regulation relating to the System or any services provided on the Branded Site by PNI or its employees, representatives or agents;

(c) any act, activity or omission of PNI, or any of its employees, representatives, independent contractors or agents, including activities on RIMG's premises and the use of any vehicle, equipment, fixture or material of PNI in connection with any service or right provided by PNI under this Agreement; or

(d) PNI's breach of any of its representations, warranties or undertakings in this Agreement.

(e) **PNI HEREBY DISCLAIMS ANY WARRANTIES ITS SALESPERSONS OR OTHER STAFF MAY HAVE MADE PRIOR TO THE DATE OF THIS AGREEMENT EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.**

15. Arbitration. All claims and disputes that (1) are between PNI and RIMG or either's subsidiaries, parents, affiliates, officers, directors and/or employees, and (2) arise out of or relate to this Agreement or its subject matter, interpretation, performance or enforcement, (including any tort or statutory claim) ("Dispute") shall be arbitrated by a sole arbitrator in Vancouver, British Columbia, in accordance with the BC Commercial Arbitration Act and judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. All documents and information relevant to the Dispute in the possession of any party shall be made available to the other party not later than sixty (60) days after the demand for arbitration is served, and the arbitrator may permit such depositions or other discovery deemed necessary for a fair hearing. The hearing may not exceed two days. The award shall be rendered within 120 days of the demand. The parties have included these time limits to expedite the proceeding, but they are not jurisdictional, and the arbitrator may for good cause permit reasonable extensions which shall not affect the validity of the award. The arbitrator may award interim and final injunctive relief and other remedies, but may not award punitive, exemplary, treble, or other enhanced damages. To the fullest extent permitted by applicable law, no arbitration described herein shall be joined to an arbitration involving any other party, whether through class arbitration proceedings or otherwise. In the case of contradiction between the provisions of this Section and the rules of the BC Commercial Arbitration Act, this Section shall prevail. The limitations on remedies described above may be deemed ineffective to the extent necessary to preserve the enforceability of the agreement to arbitrate. If any provision of this agreement to arbitrate is held invalid or unenforceable, it shall be so held to the minimum extent required by law and all other provisions shall remain valid and enforceable.

16. Schedules. **Schedule A, Schedule B and Schedule C** attached hereto, are incorporated herein and form part of this Agreement. In the event of a conflict between the terms of this Agreement and either or both of such Schedules, the terms of this Agreement shall supersede and prevail.

17. Notices. All notices, demands, approvals, consents and acceptances under this Agreement shall be in writing and shall be deemed to have been duly given if mailed or delivered to a party at its address mentioned above or faxed to the attention of:

TO: PNI	TO: RIMG
Attn: CEO	Attn: Dale Owenby
Fax No. (604) 893-8966	Fax No. 971-204-0442

18. Non-Assignability. Neither party may assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld; provided that both parties have the unrestricted right to transfer and assign their interest in this Agreement, in whole or in part, to any entity: (a) acquiring all or substantially all of its assets or stock, (b) surviving a merger or amalgamation with or resulting from a reorganization, or (c) to any affiliate. Subject to the provisions of this Section 17, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada. Each party submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia, Canada.

20. Entire Agreement. This Agreement, together with its attachments, constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect hereto. This Agreement may not be altered, amended, or modified except by a written instrument signed by an authorized employee of each party. If there is any conflict between PNI's representations, warranties and indemnification obligations under this Agreement and PNI's Terms and Conditions, this Agreement shall supercede.

PNI DIGITAL MEDIA INC.

By: [signature]
Name: SIMON BODYMORE
Title: CFO

RETAIL IMAGING MANAGEMENT GROUP L.L.C.

By: Dale M. Owenby
Name: DALE M. OWENBY
Title: PRESIDENT, C.O.O.